UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2008
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On April 16, 2008, RF Micro Devices, Inc. (the "Company") announced it will consolidate its production test facilities for high volume cellular products to reduce cycle time, better serve its customer base and improve overall profitability.  The consolidation represents the final phase of a production test transfer from the Company's Greensboro, North Carolina production test facility to the Company's primary production test facility located in Beijing, China.  The Company anticipates the employment of approximately 80 employees at its North Carolina production test facility will be affected.

The production test facility consolidation is part of an ongoing process at the Company to improve efficiencies, eliminate duplicative operations and better align resources for improved profitability.  The Company anticipates that it will record a total cash restructuring charge of approximately $1.0 million related to one-time employee termination benefits, the majority of which should be recognized in the June 2008 quarter.  The Company does not expect the charge to result in any future cash expenditures.  The consolidation is expected to be completed in the September 2008 quarter and is expected to improve cash flow and profitability by approximately $3.0 million to $3.5 million per year.

A press release was issued by the Company on April 16, 2008 regarding the production test facility consolidation, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.                                Description of Exhibit

99.1                                          Press Release dated April 16, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By: /s/ William A. Priddy, Jr.
                                                                                   William A. Priddy, Jr.
                                                                                   Chief Financial Officer and Corporate Vice
                                                                                   President of Administration

Date:    April 16, 2008

                                                             EXHIBIT INDEX

Exhibit No.                           Description of Exhibit

99.1                                       Press Release dated April 16, 2008